             CERTIFIED GROCERS OF CALIFORNIA, LTD. AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                            FISCAL YEAR
                                                             ------------------------------------------
                                                               1995       1994       1993       1992       1991
                                                             ---------  ---------  ---------  ---------  ---------
                                                               (THOUSANDS OMITTED EXCEPT FOR RATIOS)
Adjusted net earnings:
  Net earnings (loss)......................................  $     769  $      94  $     473  $  (3,648) $  (4,682)
  Income tax provision (benefit)...........................        106        203        530       (794)    (2,842)
  Interest expense.........................................     15,260     15,405     15,784     17,253     19,005
  Estimated interest component of rental expense(c)........      2,263      2,214      2,099      1,987      2,784
  Patronage Dividends......................................     11,571     10,837     12,880     12,977     19,979
                                                             ---------  ---------  ---------  ---------  ---------
    Adjusted net earnings(a)...............................  $  29,969  $  28,753  $  31,766  $  27,775  $  34,244
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Fixed Charges:
  Gross rental expense.....................................  $  21,051  $  22,707  $  23,326  $  22,082  $  23,198
  Less, estimated rent component...........................     18,788     20,493     21,227     20,095     20,414
                                                             ---------  ---------  ---------  ---------  ---------
  Estimated interest component of rental expense(c)........      2,263      2,214      2,099      1,987      2,784
  Interest incurred........................................     15,260     15,405     15,784     17,253     19,005
                                                             ---------  ---------  ---------  ---------  ---------
    Fixed charges(b).......................................  $  17,523  $  17,619  $  17,883  $  19,240  $  21,789
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Ratio of Earnings to Fixed Charges(a)/(b)..................       1.71x      1.63x      1.78x      1.44x      1.57x
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------


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(a)(b)(c) -- Cross-reference on page.

                                  EXHIBIT 12.1